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3 December 2001


Flextronics International Ltd.
No. 2, Changi South Lane
Singapore 486123

Dear Sirs

AMENDMENT NO. 1 TO THE REGISTRATION STATEMENT ON FORM S-3 OF FLEXTRONICS INTERNATIONAL LTD. (THE "COMPANY")


1.    We refer to:-

      (i) Amendment No. 1 to the Registration Statement on Form S-3 (the "Amended Registration Statement") filed by the Company with the Securities and Exchange Commission on or about 7th November 2001 as an amendment to the Registration Statement on Form S-3 filed previously on 28th September 2001 (together with the Amended Registration Statement are hereinafter referred collectively as the "Registration Statement") in connection with the registration under the Securities Act of 1933, as amended, of 4,175,191 ordinary shares of par value S$0.01 each in the capital of the Company (the "Registration Shares") to which the Registration Statement relates; and

      (ii) our legal opinion dated 5th November 2001 and addressed to the Company, which was filed previously by the Company with the Securities and Exchange Commission on or about 7th November 2001 as exhibit 5.1 to the Amended Registration Statement (the "Initial Legal Opinion").


2. For the purposes of rendering this opinion, we have assumed that the Registration Shares were allotted and issued in partial consideration of the acquisition by the Company of all the issued and outstanding shares of common stock, no par value per share, of Instrumentation Engineering, Inc., a company organized under the laws of the State of New Jersey in the United States of America ("IEI") pursuant to the Exchange Agreement dated 19th September, 2001 to which the Company, IEI and each of Scott Barber, Kenneth Carroll and Thomas Kohli are party (the "Agreement").

3.    For the purpose of rendering this opinion, we have examined:-


      (i) the Agreement purported to have been executed and dated 19th September 2001 (including all Exhibits thereto) as provided to us by Fenwick & West LLP;

      (ii) copies or faxed copies of all resolutions of the Board of Directors of the Company and of the shareholders of the Company passed since the date of incorporation of the Company up to 20th September 2001 relating to the authorisation for the issue of and the allotment and issue of the ordinary shares in the capital of the Company;


      (iii) faxed copies of the resolutions of the Board of Directors of the Company passed on 4th September 2001 and 23rd October 2001; and

      (iv) such other documents as we have considered necessary or desirable to examine in order that we may give this opinion.

4.    For the purposes of rendering this opinion, we have further assumed:-
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      (i)   that the Agreement has been executed by each of the parties expressed to be a party thereto in the form examined by us for the purpose of rendering this opinion, duly and properly completed;


      (ii) the genuineness of all signatures on all documents and the completeness, and the conformity to original documents, of all copy or other specimen documents submitted to us;

      (iii) copies of the resolutions of the shareholders and of the Board of Directors of the Company which we have examined are true, complete and up-to-date copies and that those resolutions have not been rescinded or modified prior to the allotment and issuance of the Registration Shares and that no other resolution or other action has been taken which could affect the validity of those resolutions;


      (iv) that the Registration Shares which have been allotted, issued and delivered by the Company to the stockholders of IEI pursuant to the Agreement have been determined in accordance with the Agreement, and further that such Registration Shares have been allotted, issued and delivered in accordance with the terms of the Agreement;

      (v) that IEI has become a wholly-owned subsidiary of the Company at the Closing (as defined in the Agreement);

      (vi) that the appropriate accounting entries have been made in the Company's books to reflect that the Registration Shares allotted and issued to the stockholders of IEI in accordance with the Agreement have been allotted and issued for a consideration otherwise than in cash and have been credited as fully paid;

      (vii) the total of:-

            (a)   the aggregate nominal value of the Registration Shares;

            (b)   the Closing Cash Amount (as defined in the Agreement); and

            (c)   the Hold-Back Amount (as defined in the Agreement),

            allotted and issued and/or paid or to be paid in exchange for the Company Common Stock (as defined in the Agreement) pursuant to
            Section 1.1 of the Agreement did not exceed the value of the Company Common Stock (as defined in the Agreement) at the time of allotment and issuance of the Registration Shares; and


      (viii) the aggregate nominal value of the Registration Shares allotted and issued did not exceed the difference between the authorised share capital of the Company and its total issued share capital at the time of allotment and issuance of the Registration Shares.


5. As your Singapore counsel, we have examined the proceedings taken by the Company in connection with the allotment and issuance of the Registration Shares. We have also made such other examinations of law and fact as we have considered necessary in order to form a basis for the opinion hereafter expressed.
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6.    Based on the foregoing, we are of the opinion that the Registration Shares allotted and issued by the Company pursuant to the Agreement, and which are represented by share certificates issued in respect of such Registration Shares, are validly issued, fully-paid and non-assessable.
      For the purposes of this opinion we have assumed that the term "non-assessable" in relation to the Registration Shares allotted and issued means under Singapore law that holders of such Registration Shares, because such holders have previously fully paid up all amounts due on such Registration Shares as to nominal amount and premium thereon, are under no further personal liability to contribute to the assets or liabilities of the Company in their capacities purely as holders of such Registration Shares.

7. We consent to the use of this opinion as exhibit 5.1 to the Amended Registration Statement and further consent to all references to us, if any, in the Registration Statement. For the avoidance of any doubt, this opinion shall supersede the Initial Legal Opinion in its entirety.


Yours faithfully



Allen & Gledhill
(Yap Lune Teng)